                                 EXHIBIT  11.1
                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPTS PER SHARE DATA)
                                  (UNAUDITED)



                                                       Fiscal Quarter Ended    Six Months Ended
                                                      ----------------------  ------------------
                                                        June 30    June 30    June 30    June 30
                                                         1996        1995       1996       1995
                                                      ----------  ----------  --------  --------
Weighted average common shares
    outstanding                                        13,843        2,111     10,073     2,111

  Common equivalent shares from options, warrants
    and convertible preferred stock (1)                  --          2,347       --       2,347

  Weighted average common equivalent
    shares from convertible preferred stock
    calculated using if-converted method                 --          6,123      2,621     6,123

  Weighted average common stock equivalents
    calculated by the treasury stock method
    applied to options and warrants                       955          675        909       690
                                                      --------    ---------   --------  --------
  Weighted average common shares and
    equivalents                                        14,798       11,256     13,603    11,271
                                                      ========    =========   ========  ========

  Net income                                             $567         $386     $1,179      $528
                                                      ========    =========   ========  ========

  Net income per share                                  $0.04        $0.03      $0.09      $0.04
                                                      ========    =========   ========  ========


(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares and options issued by the Company during the 12 month period prior to the initial public offering of the Company's common stock have been included as if they were outstanding for all periods presented



Integrated Packaging Assembly corporation, Form 10-Q